CONSECO VARIABLE INSURANCE COMPANY

 Administrative Office: 11815 N. Pennsylvania Street, Carmel, Indiana 46032-4572
                            Telephone: (317) 817-3700




                             AMENDING MVA PROVISION
                                   ENDORSEMENT




This Endorsement forms a part of the Contract to which it is attached. This Endorsement is effective upon its issuance. The following hereby amend the section of the Contract captioned "MVA Account Provisions."

INTEREST TO BE CREDITED: In no event will the interest rate credited to amounts allocated to a Guaranteed Period be less than the Minimum Guaranteed Interest Rate specified on the Contract Schedule, notwithstanding the application of the Market Value Adjustment.

MARKET VALUE ADJUSTEMENT: In no event will the application of a Market Value Adjustment result in an adjustment such that the actual interest rate credited is less than the Minimum Guaranteed Interest Rate for the Guarantee Period.

Signed for Conseco Variable Insurance Company at Carmel, Indiana.








         Secretary                                            President